Exhibit 10.2

HORIZON LINES, INC.

2012 INCENTIVE COMPENSATION PLAN

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT

PARTICIPANT: [                    ]

DATE: [                    ]

HORIZON LINES, INC., a Delaware corporation (the “Company”), hereby amends the terms of the Participant’s outstanding Restricted Stock Unit Agreements relating to Restricted Stock Units that have been granted to the Participant pursuant to the Horizon Lines, Inc. 2012 Incentive Compensation Plan (the “Plan”) as follows:

I.      For each Restricted Stock Unit Agreement relating to Restricted Stock Units granted to the Participant under the Plan, Section 2 relating to vesting of Restricted Stock Units is amended by replacing the phrase “employment with the Company” with the phrase “employment with the Employer” in each place in which it appears in such section.

II.     For each Restricted Stock Unit Agreement relating to Restricted Stock Units granted to the Participant under the Plan, Section 3 relating to settlement of Restricted Stock Units is amended in its entirety to read as follows:

“3. Settlement of Vested RSUs.

(a)	Subject to all of the terms and conditions set forth in this Agreement and the Plan, including, without limitation, the vesting conditions, the Company shall pay to the Participant within thirty (30) days following termination of the Participant’s employment with the Employer (or, if a Change of Control occurs before the Participant’s termination of employment, upon the occurrence of such Change of Control), a single lump sum cash payment equal to the product of (a) the Fair Market Value of a share of Company Stock determined as of the date of the termination of employment (or as of the occurrence of a Change of Control, if earlier) multiplied by (b) the number of vested RSUs.

(b)

Notwithstanding the foregoing, if after a Performance Vesting Date the Committee determines pursuant to Section 2(b) that any Performance-Based RSUs have vested and the Participant terminated employment with the Employer following the Performance Vesting Date, then the Company shall pay to the Participant a lump sum cash payment equal to the product of (a) the Fair Market Value of a share of Company Stock determined as of the Performance Vesting Date multiplied by (b) the number of such Performance-Based RSUs that have vested. The payment shall be made during the Company’s fiscal year that immediately follows the Performance Year to which such vesting relates (and within no later than thirty (30) days following the final review by the Audit Committee of the Board of the Company’s audited financial statements for such Performance Year).

(c)	The lump sum payments described in subsections (a) and (b) above shall include an additional amount of cash equal to the amount of dividend equivalents (if any) credited to the vested RSUs.”

III.  Except as amended hereby, each Restricted Stock Unit Agreement relating to the Restricted Stock Units granted to the Participant under the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer and its corporate seal duly attested as of the day and year first above written.

HORIZON LINES, INC.

By:
[Name]
[Title]

I hereby acknowledge receipt of the above stated Amendment, and I agree to conform to all the terms and conditions of the Amendment.

Date____________________	Signature_________________________________

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